EXHIBIT 99.1

          Steelcase Divests Its Attwood Marine Business Unit

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Sept. 2, 2003--Steelcase Inc. (NYSE:SCS), the world's leading office furniture manufacturer, announced today it has sold its Attwood Corporation marine hardware and accessories business unit to Brunswick Corporation (NYSE:BC), a leader in the boating industry.
    Attwood, established in 1905 and acquired by Steelcase in 1964, is one of the leading marine parts manufacturers in the boating industry. It employs approximately 200 people, most of them based in Lowell, Michigan. Attwood was also a supplier of plastic injection molded furniture components to Steelcase for many years.
    Steelcase president and CEO, James P. Hackett said, "This transaction enables us to more intently focus on our core business and strategy of providing innovative products and solutions that help people in offices around the world to work more effectively. At the same time, transitioning this business to a strategic buyer like Brunswick Corporation provides an excellent opportunity for the people associated with Attwood to grow and prosper moving forward. We have been extremely proud of the Attwood business unit and its success as a premier provider of marine hardware and accessories to the boating industry."
    The purchase price consisted of a cash payment of $47.9 million and the assumption of certain liabilities. The company expects to realize a non-recurring gain on the transaction of $0.12 to $0.14 per share in its second quarter. Steelcase will report its fiscal 2004 second quarter financial results on September 24, 2004.

    About Steelcase Inc.

    Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 16,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS. For more information, visit www.steelcase.com

    CONTACT: Steelcase Inc.
             Raj Mehan, 616-698-4734 (Investor Relations)
             Jeanine Hill, 616-698-3765 (Media)